As filed with the Securities and Exchange Commission on May 23, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

REDWOOD TRUST, INC.

(Exact name of Registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	68-0329422 (I.R.S. Employer Identification No.)

One Belvedere Place, Suite 300

Mill Valley, CA  94941

(Address of principal executive offices) (Zip code)

Redwood Trust, Inc. 2014 Incentive Award Plan

(Full title of the plan)

Martin S. Hughes Chief Executive Officer Redwood Trust, Inc. One Belvedere Place, Suite 300 Mill Valley, CA 94941 (415) 389-7373	Copies to: Keith Benson, Esq. Latham & Watkins LLP 505 Montgomery Street, Suite 2000 San Francisco, California 94111 (415) 391-0600
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☒ Large accelerated filer	☐ Accelerated filer	☐ Non-accelerated filer	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, par value $0.01 per share	2,383,956 Shares	$19.19	$45,748,115.64	$2,635.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall also automatically cover any additional shares of common stock of Redwood Trust, Inc. (“Common Stock”) which become issuable under the Redwood Trust, Inc. 2014 Incentive Award Plan (as amended, the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction which results in an increase in the number of outstanding shares of the Registrant’s Common Stock.

(2)	This estimate is made pursuant to Rule 457(c) solely for purposes of calculating the registration fee pursuant to Rule 457(h), and is based on a price of $19.19, which represents the average of the high and low prices per share of Common Stock as reported on the New York Stock Exchange on May 21, 2014.

(3)	Pursuant to Rule 457(p) under the Securities Act of 1933, $3,256.53 of the registration fees previously paid by the Registrant with respect to shares of Common Stock unissued after the termination of the offerings under the Registrant’s Registration Statements on Form S-8 (Commission File No. 333-190530 and 333-183116) initially filed on August 9, 2013 and August 7, 2012, respectively, is being used to offset the registration fee due in connection with this Registration Statement. Accordingly, a filing fee of $2,635.83 is being paid herewith.

PART I

Information Required in the Section 10(a) Prospectus

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this registration statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents we have filed, or may file, with the Commission:

(1)	Our Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 26, 2014;

(2)	Our Proxy Statement for our 2014 Annual Meeting of Stockholders pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), filed on March 21, 2014 (solely to the extent specifically incorporated by reference into our Annual Report on 10-K for the year ended December 31, 2013);

(3)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 6, 2014;

(4)	Our Current Reports on Form 8-K filed on January 28, 2014 and May 23, 2014;

(5)	The description of our common stock contained in our registration statement on Form 8-A filed on January 7, 1998; and

(6)	All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities covered hereby then remaining unsold, are deemed to be incorporated by reference in this registration statement and are a part hereof from the date of filing of such documents.

Any information that we later file with the Commission will automatically update and supersede the information and statements contained in a document incorporated or deemed to be incorporated by reference herein. Any such information or statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this registration statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.  Description of Securities.

Not Applicable.

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Item 5.  Interests of Named Experts and Counsel.

Not Applicable.

Item 6.  Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property, or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter and bylaws require us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer of us and at our request, serves or has served as a director, officer, partner, or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan, or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. Our bylaws establish certain procedures for indemnification and advance of expenses pursuant to applicable law and our charter. Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors

The Maryland General Corporation Law (the “MGCL”) requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property, or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

We maintain policies of insurance under which our directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings resulting from such director or officer being or having been a director or officer, and certain liabilities which might be imposed as a result of these actions, suits or proceedings.

Item 7.  Exemption from Registration Claimed.

Not Applicable.

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Item 8. Exhibits.

4.1	Articles of Amendment and Restatement of the Registrant, effective July 6, 1994 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1, filed on August 6, 2008)

4.1.1	Articles Supplementary of the Registrant, effective August 11, 1994 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1.1, filed on August 6, 2008)

4.1.2	Articles Supplementary of the Registrant, effective August 14, 1995 (Incorporated by reference to the Registrant’s Quarterly Report on Form 1 0-Q for the quarter ended June 30, 2008, Exhibit 3.1.2, filed on August 6, 2008)

4.1.3	Articles Supplementary of the Registrant, effective August 9, 1996 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1.3, filed on August 6, 2008)

4.1.4	Certificate of Amendment of the Registrant, effective June 30, 1998 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1.4, filed on August 6, 2008)

4.1.5	Articles Supplementary of the Registrant, effective April 10, 2003 (Incorporated by reference to the Registrant’s Quarterly Report on Form 1 0-Q for the quarter ended June 30, 2008, Exhibit 3.1.5, filed on August 6, 2008)

4.1.6	Articles of Amendment of the Registrant, effective June 12, 2008 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1.6, filed on August 6, 2008)

4.1.7	Articles of Amendment effective May 19, 2009 (Incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on May 21, 2009)

4.1.8	Articles of Amendment effective May 24, 2011 (Incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on May 20, 2011)

4.1.9	Articles of Amendment effective May 18, 2012 (Incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on May 21, 2012)

4.1.10	Articles of Amendment effective May 16, 2013 (Incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on May 21, 2013)

4.2.1	Amended and Restated Bylaws, as adopted on March 5, 2008 (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on March 11, 2008)

4.2.2	First Amendment to Amended and Restated Bylaws, as adopted on May 17, 2012 (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.2, filed on May 21, 2012)

4.3	Form of Common Stock Certificate (Incorporated by reference to the Registrant’s Registration Statement on Form S-11 (No. 333-08363), Exhibit 4.3, filed on August 6, 1996)

4.4	Redwood Trust, Inc. 2014 Incentive Award Plan (Incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 10.1, filed on May 23, 2014)

5.1	Opinion of Venable LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this registration statement)

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Item 9.  Undertakings.

(a)	The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mill Valley, State of California, on May 23, 2014.

REDWOOD TRUST, INC.

By:	/s/ Martin S. Hughes
Name: Martin S. Hughes
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Martin S. Hughes and Brett D. Nicholas and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Martin S. Hughes	Director and Chief Executive Officer	May 23, 2014
Martin S. Hughes	(Principal Executive Officer)

/s/ Christopher J. Abate	Chief Financial Officer	May 23, 2014
Christopher J. Abate	(Principal Financial Officer)

/s/ Collin Cochrane	Controller	May 23, 2014
Collin Cochrane	(Principal Accounting Officer)

/s/ Richard D. Baum	Director, Chairman of the Board	May 23, 2014
Richard D. Baum

/s/ Douglas B. Hansen	Director, Vice-Chairman of the Board	May 23, 2014
Douglas B. Hansen

/s/ Mariann Byerwalter	Director	May 23, 2014
Mariann Byerwalter

/s/ Greg H. Kubicek	Director	May 23, 2014
Greg H. Kubicek

/s/ Jeffrey T. Pero	Director	May 23, 2014
Jeffrey T. Pero

/s/ Georganne C. Proctor	Director	May 23, 2014
Georganne C. Proctor

/s/ Charles J. Toeniskoetter	Director	May 23, 2014
Charles J. Toeniskoetter

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INDEX TO EXHIBITS

Exhibit	Description

4.1	Articles of Amendment and Restatement of the Registrant, effective July 6, 1994 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1, filed on August 6, 2008)

4.1.1	Articles Supplementary of the Registrant, effective August 11, 1994 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1.1, filed on August 6, 2008)

4.1.2	Articles Supplementary of the Registrant, effective August 14, 1995 (Incorporated by reference to the Registrant’s Quarterly Report on Form 1 0-Q for the quarter ended June 30, 2008, Exhibit 3.1.2, filed on August 6, 2008)

4.1.3	Articles Supplementary of the Registrant, effective August 9, 1996 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1.3, filed on August 6, 2008)

4.1.4	Certificate of Amendment of the Registrant, effective June 30, 1998 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1.4, filed on August 6, 2008)

4.1.5	Articles Supplementary of the Registrant, effective April 10, 2003 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1.5, filed on August 6, 2008)

4.1.6	Articles of Amendment of the Registrant, effective June 12, 2008 (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008, Exhibit 3.1.6, filed on August 6, 2008)

4.1.7	Articles of Amendment effective May 19, 2009 (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on May 21, 2009)

4.1.8	Articles of Amendment effective May 24, 2011 (Incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on May 20, 2011)

4.1.9	Articles of Amendment effective May 18, 2012 (Incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on May 21, 2012)

4.1.10	Articles of Amendment effective May 16, 2013 (Incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on May 21, 2013)

4.2.1	Amended and Restated Bylaws, as adopted on March 5, 2008 (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.1, filed on March 11, 2008)

4.2.2	First Amendment to Amended and Restated Bylaws, as adopted on May 17, 2012 (incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 3.2, filed on May 21, 2012)

4.3	Form of Common Stock Certificate (Incorporated by reference to the Registrant’s Registration Statement on Form S-11 (No. 333-08363), Exhibit 4.3, filed on August 6, 1996)

4.4	Redwood Trust, Inc. 2014 Incentive Award Plan (Incorporated by reference to the Registrant’s Current Report on Form 8-K, Exhibit 10.1, filed on May 23, 2014)

5.1	Opinion of Venable LLP

23.1	Consent of Grant Thornton LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this registration statement)

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